EXHIBIT 4.1.2
CERTIFICATE OF DESIGNATIONS

OF

SERIES D CONVERTIBLE PARTICIPATING NON-VOTING PERPETUAL PREFERRED SHARES

OF

ARCH CAPITAL GROUP LTD.
Arch Capital Group Ltd., an exempted company with limited liability registered under the laws of Bermuda (the “Company”), CERTIFIES that pursuant to resolutions of the board of directors (the “Board of Directors”) of the Company adopted on August 15, 2016 and pursuant to authority delegated by the Board of Directors, the creation of the series of “Series D Convertible Participating Non-Voting Perpetual Preferred Shares” was authorized and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series D Preferred Shares, in addition to those set forth in the Bye-Laws (as amended, restated, supplemented, altered or modified from time to time, the “Bye-Laws”) of the Company, were fixed as follows:
Section 1.    Designation. There is hereby created out of the authorized and unissued 36,982,000 preference shares of par value US$0.01 per share a series of preferred shares designated as the “Series D Convertible Participating Non-Voting Perpetual Preferred Shares” (the “Series D Preferred Shares”). The number of shares constituting such series shall be 1,276,282. Each Series D Preferred Share shall be identical in all respects to every other Series D Preferred Share.
Section 2.    Ranking. The Series D Preferred Shares will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Company’s common shares, par value US$0.0033 per share (the “Common Shares”), and with each other class or series of equity securities of the Company the terms of which expressly provide that such class or series will rank on parity with the Series D Preferred Shares as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively referred to as “Parity Securities”), (ii) junior to any shares issued by the Company and designated by the Company as senior, including the Company’s 6.75% Non-Cumulative Preferred Shares, Series C, US $0.01 par value per share, US$25.00 liquidation preference per share, and (iii) senior to each class or series of share capital of the Company established and outstanding after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series D Preferred Shares as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.
Section 3.    Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:
a)    “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and/or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that, for purposes of this Certificate of Designations, the Company shall not be deemed an Affiliate of any Holder, and no Holder shall be deemed an Affiliate of the Company.
b)    “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.
c)     “BMA” means the Bermuda Monetary Authority or any successor agency or then-applicable regulatory authority.
d)    “Board of Directors” has the meaning set forth in the preamble hereto.
e)    “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.
f)    “Bye-Laws” has the meaning set forth in the preamble hereto.

g)     “Certificate of Designations” means that certain Certificate of Designations of Arch Capital Group Ltd., dated December 30, 2016, as it may be amended, restated, supplemented, altered or modified from time to time.
h)    “Closing Price” of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Shares on The NASDAQ Stock Market on such date. If the Common Shares are not traded on The NASDAQ Stock Market on any date of determination, the Closing Price of Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which Common Shares are so listed or quoted, or if Common Shares are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for Common Shares in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the fair market value of the Common Shares determined by the Board of Directors; provided that if one or more Holders shall reasonably object to any such determination, the Board of Directors shall retain an independent appraiser selected by mutual agreement of the Company and such Holders to determine such value. The expense of such independent appraiser shall be shared equally by the Company and such Holders.
For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of Common Shares on The NASDAQ Stock Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Stock Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Stock Market shall govern.
i)    “Common Shares” has the meaning set forth in Section 2.
j)     “Companies Act” means the Companies Act 1981 of Bermuda, as amended from time to time.
k)    “Company” has the meaning set forth in the preamble hereto.
l)    “Conversion Date” has the meaning set forth in Section 8(a).
m)    “Conversion Rate” means for each Series D Preferred Share, ten (10) Common Shares; provided that the foregoing shall be subject to adjustment or limitation as set forth herein.
n)    “Dividend Period” means the period in respect of which any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share.
o)    “Effective Date” means the date on which the Series D Preferred Shares are first issued.
p)    “Exchange Property” has the meaning set forth in Section 11(a).
q)    “Holder” means the Person in whose name the Series D Preferred Shares are registered, which may be treated by the Company as the absolute owner of the Series D Preferred Shares for the purpose of making payment and settling the related conversions and for all other purposes.
r)    “Initial Holder” means the initial holder of the Series D Preferred Shares, which shall be American International Group, Inc., a Delaware corporation.
s)    “Junior Securities” has the meaning set forth in Section 2.
t)    “Liquidation” means a liquidation, winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise; provided that the Company’s consolidation, amalgamation or merger with or into any other entity, the consolidation, amalgamation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a Liquidation, adjustments for which shall be covered by Section 11.
u)    “Parity Securities” has the meaning set forth in Section 2.

v)    “Person” means a legal person, including any individual, company, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
w)    “PIK Dividend” has the meaning in Section 4(c).
x)    “Record Date” has the meaning set forth in Section 4(b).
y)    “Reorganization Event” has the meaning set forth in Section 11(a).
z)    “Series D Preferred Shares” has the meaning set forth in Section 1.
aa)     “Trading Day” means a day on which Common Shares:
i)    are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
ii)    have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Common Shares.
bb)    “Transfer” means any direct or indirect offer, sale, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary; provided that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Initial Holder (or any Affiliate of the Initial Holder to which the Initial Holder transferred any Series D Preferred Shares) is a constituent corporation (or otherwise a party to including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of the Initial Holder’s (or any Affiliate of the Initial Holder’s) outstanding share capital, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be a Transfer unless, in the case of a transaction involving an Affiliate of the Initial Holder, the Affiliate ceases to be an Affiliate of the Initial Holder as a result of such transaction. The term Transfer shall include the sale of an Affiliate of the Initial Holder (or the Initial Holder’s interest in an Affiliate) that owns any Series D Preferred Shares, as the case may be, to a Person that is not an Affiliate of the Initial Holder, unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the proviso of the previous sentence.
cc)    “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a Transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company or (iii) a Transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the Holder.
Section 4.     Dividends
(a)From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, as permitted by Section 54 of the Companies Act, the Insurance Act 1978 and the rules and regulations made thereunder, out of funds legally available for payment, dividends of the type and in the amounts determined as set forth in this Section 4, and no more.
(b)In the event any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share, the Holder of each outstanding Series D Preferred Share as of the record date established by the Board of Directors for such dividend or distribution (each, a “Record Date”) shall be entitled to receive dividends in an amount equal to the product of (x) the per share dividend or other distribution declared or paid in respect of such Common Share and (y) the Applicable Conversion Rate as of the Record Date on such Common Share, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on such Common Share. The Record Date for any such dividend shall be the Record Date for the applicable dividend or distribution on the Common Share, and any such dividends shall be payable to the Person in whose name the Series D Preferred Share is registered at the close of business on the applicable Record Date.
(c)No dividend shall be declared or paid on any Common Shares, unless a dividend, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each Series D Preferred Share in an amount determined as set forth above; provided that any dividend payable in the form of Common Shares shall instead be paid in the form of additional Series D Preferred Shares based on the Applicable Conversion Rate (a “PIK Dividend”). For purposes of this Certificate of Designations, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holder of any Common Shares, whether or not paid out of capital, surplus or earnings, other than a distribution upon Liquidation of the Company in accordance with Section 5 hereof.

(d)The Company shall at all times reserve and keep available out of its authorized and unissued Series D Preferred Shares, the full number of Series D Preferred Shares required for purposes of paying all PIK Dividends that may become payable.
(e)So long as any Series D Preferred Shares remain outstanding, if all dividends payable pursuant to this Section 4 on all outstanding Series D Preferred Shares for any Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Company shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, shares or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Company’s share capital pursuant to the conversion or exchange provisions of such share capital or the securities being converted or exchanged.
(f)If the Conversion Date with respect to any Series D Preferred Share is prior to the date of payment of dividends on such share, the Holder of such Series D Preferred Share will not have the right to receive dividends on such share; provided that the Holder of such share shall receive the dividend, if any, payable to the holders of the Common Shares into which such share is converted on such dividend payment date.
(g)The Company shall not declare or pay a dividend if the Company has reasonable grounds for believing that (i) the Company is or, after giving effect to such payment, would be, unable to pay its liabilities as they become due, or (ii) the realizable value of the Company’s assets would thereby be less than the Company’s liabilities, or (iii) the Company is or, after such payment, would be in breach of any applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued by the BMA pursuant to the terms of the Insurance Act 1978 of Bermuda and related regulations and rules or any successor legislation or then applicable law.
Section 5.    Liquidation. In the event of a Liquidation, the holders of the Series D Preferred Shares then outstanding shall be entitled (i) to a preference of US$0.0001 per share over any Common Shares with respect to the surplus assets of the Company and (ii) thereafter to the surplus assets of the Company on a pari passu basis with any Parity Securities.
Section 6.    Maturity. The Series D Preferred Shares shall be perpetual unless converted in accordance with this Certificate of Designations.
Section 7.    Automatic Conversions.
(a)    Each Series D Preferred Share shall be automatically converted into that number of fully paid and non-assessable Common Shares equal to the Applicable Conversion Rate, plus cash in lieu of fractional shares in accordance with Section 13 hereof, upon the Transfer thereof to a third party in a Widely Dispersed Offering by an Initial Holder or any Affiliate of an Initial Holder or any direct or indirect transferee of an Initial Holder that did not receive such shares in a Widely Dispersed Offering. Holders of Series D Preferred Shares shall give prompt notice to the Company of any Transfer of Series D Preferred Shares (whether by an Initial Holder or any Affiliate of an Initial Holder or any direct or indirect transferee of an Initial Holder that did not receive such shares in a Widely Dispersed Offering) that results in the conversion of Series D Preferred Shares into Common Shares.
(b)    For the avoidance of doubt, the Holders of Series D Preferred Shares shall not be permitted to convert such shares into any other class of the Company’s share capital, except pursuant to this Section 7.
Section 8.    Conversion Procedures.
(a)    Effective immediately prior to the close of business on the date of conversion of any Series D Preferred Shares (the “Conversion Date”), dividends shall no longer be declared on any such Series D Preferred Shares and such Series D Preferred Shares shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4(f) and any other payments to which such Holder is otherwise entitled pursuant to Section 11 or Section 13 hereof, as applicable.
(b)    No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Shares of record as of any date prior to the close of business on the Conversion Date with respect to any

Series D Preferred Share. Prior to the close of business on the Conversion Date with respect to any Series D Preferred Share, securities issuable upon conversion of such Series D Preferred Share shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Shares or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the securities issuable upon conversion and rights to receive any dividends or other distributions on the securities issuable upon conversion) by virtue of holding such Series D Preferred Share.
(c)    Effective immediately upon the occurrence of the conversion, certificates theretofore evidencing Series D Preferred Shares shall be deemed to evidence that whole number of Common Shares issuable upon the conversion of such Series D Preferred Shares. After any Transfer resulting in a conversion of Series D Preferred Shares pursuant to Section 7(a), the new Holder of the Series D Preferred Shares so converted (and any subsequent transferee thereof) shall be entitled to surrender the certificate(s) representing such shares at the office of the Company, and promptly after any such surrender, and if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, the Company shall issue and deliver to such Holder or on the Holder’s written order to the Holder’s transferee either a certificate or certificates for the whole number of Common Shares that were issuable upon conversion or, alternatively, other appropriate evidence of such shares registered in book entry form.
(d)    Series D Preferred Shares duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued preference shares, undesignated as to series and available for future issuance. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of Series D Preferred Shares; provided, however, that the Company shall not take any such action if such action would reduce the authorized number of Series D Preferred Shares below the number of Series D Preferred Shares then outstanding.
(e)    The Person or Persons entitled to receive the securities and/or cash or other property issuable upon conversion of Series D Preferred Shares shall be treated for all purposes as the record holder(s) of such securities as of the close of business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which securities and/or cash or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of Series D Preferred Shares should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
Section 9.    Self-Tender Offers; Rights Plan.
(a)    If the Company or any of its subsidiaries makes a tender or exchange offer to any holder of Common Shares, the Company or such subsidiary shall simultaneously make an offer on the same terms, on an as-converted per share basis, to each Holder of the Series D Preferred Shares.
(b)    If at any time the Company has a shareholder rights plan in effect with respect to the Common Shares, the Series D Preferred Shares shall be deemed to be Common Shares for purposes of such plan and shall participate therein on an as-converted basis. Upon conversion of any Series D Preferred Shares, the holders of such converted shares will receive, in addition to the Common Shares, the rights under the rights plan, to the extent such rights have not separated from the Common Shares. For the avoidance of doubt, if rights under any such plan separate from the Common Shares before the Conversion Date, such separation of rights shall be deemed to be a dividend for purposes of Section 4 hereof, and the Holders of the Series D Preferred Shares shall receive such dividend as provided in Section 4.
Section 10.    Anti-Dilution Adjustments.
(a)    If the Company subdivides, splits or combines the Common Shares, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1
OS0
where

OS1 =	the sum of Common Shares issued immediately after the opening of business on the effective date of such share subdivision, split or combination; and

OS0 =	the sum of Common Shares issued immediately prior to the effective date of such share subdivision, split or combination.
For the purposes of this Section 10(a), the number of Common Shares at the time issued shall not include shares acquired by the Company and cancelled. If any subdivision, split or combination described in this Section 10(a) is announced but the outstanding Common Shares are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding Common Shares, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.
(b)    Whenever the Conversion Rate is to be adjusted in accordance with Section 10(a), the Company shall: (i) compute the Conversion Rate in accordance with Section 10(a); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 10(a) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 10(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
Section 11.    Reorganization Events.
(a)    In the event that, prior to the Conversion Date with respect to the Series D Preferred Shares of any Holder there occurs:
(i)    any consolidation, merger, tender or exchange offer, amalgamation or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Shares will be converted into cash, securities or other property of the Company or another Person;
(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Shares will be converted into cash, securities or other property of the Company or another Person;
(iii)    any reclassification of the Common Shares into securities including securities other than the Common Shares; or
(iv)    any statutory exchange of the outstanding Common Shares for securities of another Person (other than in connection with a merger or acquisition)
(any such event specified in the foregoing clauses (i) through (iv), a “Reorganization Event”), then each such Holder’s Series D Preferred Share outstanding immediately prior to such Reorganization Event shall automatically, effective as of the close of business on the closing date of such Reorganization Event, be cancelled and such Holder shall receive, on account of each cancelled Series D Preferred Share held by it immediately prior to the occurrence of such Reorganization Event, the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder of a Common Share (excluding the holder counterparty to the Reorganization Event or an Affiliate of such counterparty) multiplied by the Applicable Conversion Rate; provided that if the consideration payable in any such Reorganization Event consists (in whole or in part) of property or securities that would reasonably be expected to create, aggravate or exacerbate any issue, problem or concern for any Holder or any of its Affiliates, then the Holders and the Company or the counter-party to such Reorganization Event shall use commercially reasonable efforts to cause the consideration payable to such Holder shall be adjusted (e.g., by the issuance of non-voting securities that are economically equivalent to the voting securities they replaced and would convert into such voting securities on transfer to an unaffiliated third party, subject to the conversion restrictions set forth in Section 7(a)) to the maximum extent practicable to eliminate or address such issue, problem or concern, so long as such adjusted or different securities have the same value as, and are pari passu with, the securities that they replaced (such securities, cash and other property, the “Exchange Property”).
(b)    In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of Common Shares that affirmatively make an election.
(c)    The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of the Company (or any successor) received by the holders of Common Shares in any such Reorganization Event.

(d)    The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.
(e)    The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series D Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.
Section 12.    Voting Rights.
(a)    General. The Holders of Series D Preferred Shares shall not have any voting rights except the limited voting rights as set forth below or as otherwise from time to time required by law.
(b)    Class Voting Rights as to Particular Matters. Subject to the provisions of the Bye-Laws and the Companies Act, so long as any Series D Preferred Shares are outstanding, the vote or consent of the Holders of at least a majority of the voting power of the Series D Preferred Shares at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)    Amendment of Designated Preferred Shares. An amendment, alteration or repeal of any provision of this Certificate of Designations for the Series D Preferred Shares or the Company’s memorandum of association or Bye-laws (including, unless no vote on such consolidation is required by Section 12(b)(ii) below, any amendment, alteration or repeal by means of a merger, amalgamation, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or limited voting rights of the Series D Preferred Shares;
(ii)    Share Exchanges, Reclassifications and Consolidations. A consummation of a binding share exchange or reclassification involving the Series D Preferred Shares, or of a consolidation of the Company with another corporation or other entity (except for any such consolidation in which the consideration paid to shareholders is entirely in cash), unless in each case (x) the Series D Preferred Shares remain outstanding or, in the case of any such consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, of the Series D Preferred Shares immediately prior to such consummation, taken as a whole; or
(iii)    Dissolution. The voluntary liquidation, dissolution, or winding up of the Company.
(c)    Changes for Clarification. Subject to applicable Bermuda law and regulation, without the consent of the holders of the Series D Preferred Shares, so long as such action does not affect the special rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series D Preferred Shares taken as a whole, the Company may amend, restate, alter, supplement, modify or repeal any terms of the Series D Preferred Shares:
(i)    to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
(ii)    to make any provision with respect to matters or questions arising with respect to the Series D Preferred Shares that is not inconsistent with the provisions of this Certificate of Designations.
(d)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series D Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Bye-Laws, applicable law and any national securities exchange or other trading facility on which the Series D Preferred Shares are listed or traded at the time. Whether the vote or consent of the Holders of a majority or other portion of the Series D Preferred Shares has been cast or given on any matter on which the Holders of Series D Preferred Shares are entitled to vote shall be determined by the Company by reference to the aggregate voting power, as determined by the Bye-Laws, of the Series D Preferred Shares voted or covered by the consent.
(e)    Bye-Laws. For the avoidance of doubt, the provisions of this Section 12 shall be subject to Bye-law 45 (as may be amended, restated, supplemented, altered or modified from time to time) of the Bye-Laws of the Company.
Section 13.    Fractional Shares.
(a)    No fractional Common Shares will be issued as a result of any conversion of Series D Preferred Shares.
(b)    In lieu of any fractional Common Share otherwise issuable in respect of any conversion pursuant to Section 7 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Shares determined as of the second Trading Day immediately preceding the Conversion Date.
(c)    If more than one Series D Preferred Share is surrendered for conversion at one time by or for the same Holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D Preferred Shares so surrendered.
Section 14.    Reservation of Common Shares.
(a)    The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares or shares acquired by the Company and held as treasury shares, solely for issuance upon the conversion of Series D Preferred Shares as provided in this Certificate of Designations, if any, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Series D Preferred Shares. For purposes of this Section 14(a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series D Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
(b)    Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of Series D Preferred Shares, as herein provided, Common Shares acquired by the Company and held as treasury shares (in lieu of the issuance of authorized and unissued Common Shares), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.
(c)    All Common Shares delivered upon conversion of the Series D Preferred Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.
(d)    Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series D Preferred Shares, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
(e)    The Company hereby covenants and agrees that, if at any time the Common Shares shall be listed on The NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Shares shall be so listed on such exchange or automated quotation system, all the Common Shares issuable upon conversion of the Series D Preferred Shares.
Section 15.    Replacement Certificates.
(a)    The Company shall replace any mutilated certificate of Series D Preferred Shares at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace a certificate of Series D Preferred Shares that becomes destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that such certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.
(b)    The Company shall not be required to issue certificates representing Series D Preferred Shares on or after the Conversion Date for such shares.

Section 16.    Miscellaneous.
(a)    Any notice, demand or delivery authorized hereunder shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:
If to the Company:

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Facsimile No.: (441) 278-9255
Attention: Mark D. Lyons
If to any Holder:
i)    to such Holder at the address of such Holder as listed in the share register of the Company; or
ii)    to such other address as any such Holder shall have designated by notice similarly given

Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.
(b)    The Company shall pay any and all share transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of Series D Preferred Shares, Common Shares or other securities issued on account of Series D Preferred Shares pursuant hereto or certificates representing such shares or securities.
(c)    No Series D Preferred Shares shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.
(d)    The Series D Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bye-Laws or as provided by applicable law.
(e)    In conducting the affairs of the Company, the Board of Directors of the Company shall take into account the interests of the Holders of the Series D Preferred Shares and shall owe the Holders of Series D Preferred Shares the same fiduciary duties owed to the holders of the Common Shares.

IN WITNESS WHEREOF, ARCH CAPITAL GROUP LTD. has caused this Certificate of Designations to be signed by Mark D. Lyons, its EVP and CFO, this 30th day of December, 2016.
ARCH CAPITAL GROUP LTD.
By    /s/ Mark D. Lyons